EXHIBIT 4.16

                             SECURED PROMISSORY NOTE


$4,800,000                                                     Chicago, Illinois
                                                                October 30, 1998


     FOR VALUE RECEIVED, the undersigned (collectively, "Makers") hereby, jointly and severally, promise to pay to Foothill Capital Corporation ("Foothill"), or order, at 11111 Santa Monica Boulevard, Suite 1500, Los Angeles, California 90025-3333, or at such other address as the holder may specify in writing, the principal sum of Six Million Three Hundred Thousand Dollars ($6,300,000) plus interest in the manner and upon the terms and conditions set forth below.

     1. Rate of Interest. This Secured Promissory Note (this "Note") shall bear interest at (a) the per annum rate of three-quarters of one percent (0.75%) above the Reference Rate (as defined in the that certain Loan and Security Agreement among Makers, Starcraft Corporation and Imperial Automotive Group, Inc. (the "Agreement") of even date herewith) for all Reference Rate Loans (as defined in the Agreement) and (b) the per annum rate of three and one-half percent (3.5%) above the Adjusted Eurodollar Rate (as defined in the Agreement) for all Eurodollar Rate Loans (as defined in the Agreement), computed on the basis of a three hundred sixty (360) day year for actual days elapsed. Any interest not paid when due may be compounded by adding it to principal and thereafter shall bear interest at the rate provided herein. Upon the occurrence of an Event of Default under the Agreement, the rate of interest on this Note shall, at holder's option, be three and three-quarters percent (3.75%) above the Reference Rate, computed on the basis of a three hundred sixty (360) day year for actual days elapsed.

     2. Schedule of Payments. Principal under this Note for all Loans shall be due and payable according to the following schedule: Principal shall be payable in 36 equal consecutive monthly installments of Seventy-Five Thousand Dollars ($75,000) each, commencing on December 1, 1998 and continuing thereafter on the first day of each month, with a final installment of the remaining principal balance payable on October 30, 2001, provided that all obligations under this Note shall be immediately repayable in full upon the termination of the Agreement. Interest with respect to Reference Rate Loans shall be payable, in arrears, on the first day of each month. Interest with respect to any Eurodollar Rate Loan shall be payable on the last day of the applicable Interest Period (as defined in the Agreement). 3. Prepayment. Except as otherwise provided in the Agreement, this Note may be prepaid without penalty. 4. Holder's Right of Acceleration on Default and Due on Sale. Upon the occurrence of an Event of Default under the Agreement including, but not limited to, the failure to pay any installment of principal or interest hereunder when due, the holder of this Note may, at its election and without notice to Makers, declare the entire balance hereof immediately due and payable. 5. General Provisions.

     (a) If this Note is not paid when due, Makers further promise to pay all costs of collection, foreclosure fees, and reasonable attorneys' fees incurred by the holder, whether or not suit is filed hereon.

     (b) Makers hereby consent to the acceptance, release or substitution of security for this Note.

     (c) Presentment for payment, notice of dishonor, protest and notice of protest are hereby expressly waived.

     (d) Any waiver of any rights under this Note, the Agreement or under any other agreement, instrument or paper signed by any Maker is neither valid nor effective unless made in writing and signed by the holder of this Note.

     (e) No delay or omission on the part of the holder of this Note in exercising any right shall operate as a waiver thereof or of any other right.

     (f) A waiver by the holder of this Note upon any one occasion shall not be construed as a bar or waiver of any right or remedy on any future occasion.

     (g) Should any one or more of the provisions of this Note be determined illegal or unenforceable, all other provisions shall nevertheless remain effective.

     (h) This Note cannot be changed, modified, amended or terminated orally.

     (i) THE VALIDITY OF THIS NOTE, THE AGREEMENT OR ANY MATTER OR PROCEEDING RELATING HERETO OR THERETO, ITS CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAW PRINCIPLES. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS NOTE OR THE AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF COOK, STATE OF ILLINOIS OR, AT THE SOLE OPTION OF FOOTHILL, IN ANY OTHER COURT IN WHICH FOOTHILL SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. EACH OF EACH MAKER AND FOOTHILL WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS
SECTION 5. EACH MAKER AND FOOTHILL HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE, THE AGREEMENT OR ANY MATTER OR PROCEEDING RELATING HERETO OR THERETO, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH OF EACH MAKER AND FOOTHILL REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS NOTE OR THE AGREEMENT OR ANY MATTER OR PROCEEDING RELATING HERETO OR THERETO MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

     IN WITNESS WHEREOF, this Note has been executed and delivered on the date first set forth above.


                                          STARCRAFT AUTOMOTIVE GROUP, INC.


                                          By /s/ Michael H. Schoeffler
                                          --------------------------------------
                                          Title   Senior Vice President
                                                  ------------------------------
                                          Address:     2703 College Avenue
                                                       Goshen, Indiana 46526

                                          NATIONAL MOBILITY CORPORATION


                                          By /s/ Michael H. Schoeffler
                                          --------------------------------------
                                          Title   Senior Vice President
                                                  ------------------------------

                                          Address:     2940 Dexter Drive
                                                       Elkhart, Indiana 46514